CONSENT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of the
T. Rowe Price New Horizons Fund, Inc.

   We consent to the incorporation by reference in Post-Effective Amendment No. 69 to the Registration Statement of T. Rowe Price New Horizons Fund, Inc. (the "Fund") on Form N-1A (File Number 2-18099) of our report dated January 20, 1997, on our audit of the financial statements and financial highlights of the Fund, which report is included in the Annual Report to Shareholders for the year ended December 31, 1996, which is incorporated by reference in the Registration Statement. We also consent to the references to our Firm under the captions "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.


/s/Coopers & Lybrand L.L.P.
                                                 COOPERS & LYBRAND L.L.P.
Baltimore, Maryland
April 22, 1997